EXHIBIT 3.2


                           THIRD AMENDED AND RESTATED
                               OPERATING AGREEMENT
                                       OF
                         MINNESOTA CORN PROCESSORS, LLC


                      A Colorado Limited Liability Company


                            (CONTAINS RESTRICTIONS ON
                    TRANSFERABILITY OF MEMBERSHIP INTERESTS)

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                                TABLE OF CONTENTS

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                                                                                     Page
ARTICLE I   DEFINITIONS.................................................................2
   1.1        Terms Defined in the Act..................................................2
   1.2        Terms Defined Herein......................................................2
ARTICLE II  THE LIMITED LIABILITY COMPANY...............................................7
   2.1        Formation; Effective Date of Agreement....................................7
   2.2        Name......................................................................7
   2.3        Business Purpose..........................................................7
   2.4        Powers....................................................................7
   2.5        Duration..................................................................7
   2.6        Registered Office and Registered Agent....................................8
   2.7        Principal Office..........................................................8
   2.8        Title to Property; No Agency Power........................................8
   2.9        Limited Liability of Members and Directors................................8
ARTICLE III  MEMBERS....................................................................8
   3.1        Membership................................................................8
   3.2        Ownership of Membership Interests.........................................8
   3.3        Classes of Membership.....................................................9
   3.4        Voting....................................................................9
   3.5        Place of Meetings........................................................10
   3.6        Regular Meetings.........................................................10
   3.7        Special Meetings.........................................................10
   3.8        Notice of Meetings.......................................................10
   3.9        Waiver of Notice.........................................................10
   3.10       Quorum...................................................................10
   3.11       Proxies..................................................................10
   3.12       Action Without Meeting...................................................10
   3.13       Telephonic Meetings......................................................10
   3.14       Termination of Membership................................................10
   3.15       Continuation of the Company..............................................11
   3.16       No Obligation to Purchase Units..........................................11
   3.17       Advance Consent to Certain Substitute Members............................11
   3.18       Compliance with Articles of Organization and Operating Agreement.........12
   3.19       No Dissenters' Rights....................................................12
ARTICLE IV  CAPITAL....................................................................12
   4.1        Units....................................................................12
   4.2        Capital Accounts.........................................................12
   4.3        Initial Issuance of Units; Offering of Additional Units..................13
   4.4        No Capital Calls.........................................................13
   4.5        Tax Withholding Obligations..............................................13
   4.6        Transferee Succeeds to Transferor's Capital Account......................13
   4.7        No Right to Return of Contributions......................................13
   4.8        No Interest on Capital Contributions.....................................13
   4.9        Loans to the Company.....................................................13
   4.10       No Repayment Liability...................................................13
ARTICLE V  ALLOCATIONS AND DISTRIBUTIONS...............................................14
   5.1        Allocation of Profits and Losses.........................................14
   5.2        Special Allocations......................................................14
   5.3        Curative Allocations.....................................................15
   5.4        Loss Limitation..........................................................15
   5.5        Other Allocation Rules...................................................15
   5.6        Tax Allocations..........................................................16
   5.7        Distributions............................................................16
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  5.8         Tax Withholding Obligations Constitute a Distribution....................16
ARTICLE VI  BOARD OF DIRECTORS.........................................................17
   6.1        Board of Directors.......................................................17
   6.2        Qualifications of Directors..............................................17
   6.3        Election of Directors....................................................17
   6.4        Removal of Directors.....................................................17
   6.5        Vacancies................................................................17
   6.6        Annual Meeting...........................................................17
   6.7        Regular Meetings.........................................................17
   6.8        Special Meetings.........................................................17
   6.9        Quorum, Voting...........................................................17
   6.10       Executive Committee......................................................17
   6.11       Compensation.............................................................18
   6.12       Number of Districts......................................................18
   6.13       Districting Committee....................................................18
   6.14       Counties and Districts...................................................18
   6.15       Directors and Districts..................................................19
   6.16       Board Actions Requiring Approval of Members..............................19
   6.17       Board Actions Requiring Approval of ADM..................................20
   6.18       Absent Directors.........................................................20
   6.19       Action Without Meeting...................................................20
   6.20       Telephonic Meetings......................................................20
ARTICLE VII  DUTIES OF DIRECTORS.......................................................20
   7.1        General Powers...........................................................20
   7.2        Employment of President and Chief Executive Officer......................20
   7.3        Bonds and Insurance......................................................21
   7.4        Accounting System and Audit..............................................21
   7.5        Agreements with Members..................................................21
   7.6        Depository...............................................................21
ARTICLE VIII  BOARD OFFICERS; PRESIDENT AND CHIEF EXECUTIVE OFFICER....................21
   8.1        Election of Board Officers...............................................21
   8.2        Duties of Chairman.......................................................21
   8.3        Duties of Vice Chairman..................................................21
   8.4        Duties of Secretary......................................................21
   8.5        Duties of President and Chief Executive Officer..........................22
   8.6        Compensation.............................................................22
   8.7        Special Powers...........................................................22
ARTICLE IX  REQUIRED RECORDS; ACCOUNTING AND TAX MATTERS...............................23
   9.1        Required Records.........................................................23
   9.2        Books of Account.........................................................23
   9.3        Tax Characterization, Returns, Elections and Information.................23
   9.4        Tax Matters Partner; Tax Audit Costs.....................................23
ARTICLE X   TRANSFER OF MEMBER INTERESTS...............................................24
   10.1       Restrictions on Transfer.................................................24
   10.2       Conditions Precedent to Transfers........................................24
   10.3       Substitution of Member...................................................25
   10.4       Effective Date of Transfer...............................................25
   10.5       Distributions and Allocations in Respect to Transferred Interest.........25
ARTICLE XI   DISSOLUTION AND WINDING UP................................................25
   11.1       Liquidating Events.......................................................25
   11.2       Winding Up...............................................................26
     (a)     Notice of Dissolution.....................................................26
     (b)     Winding Up of Business....................................................26
   11.3       Distributions Upon Dissolution...........................................26
   11.4       Compliance With Regulations; Deficit Capital Accounts....................26
   11.5       Deemed Distribution and Recontribution...................................27
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   11.6       Allocations During Period of Liquidation.................................27
   11.7       Character of Liquidating Distributions...................................27
ARTICLE XII  MEMBERS BOUND BY AGREEMENT................................................27
ARTICLE XIII  INDEMNIFICATION OF DIRECTORS AND EMPLOYEES...............................28
   13.1       Indemnity of Directors, Employees and Other Agents.......................28
ARTICLE XIV  MISCELLANEOUS.............................................................28
   14.1       Entire Agreement.........................................................28
   14.2       Amendment................................................................28
   14.3       Conflict with Articles...................................................28
   14.5       Severability.............................................................28
   14.6       Remedies.................................................................29
   14.7       Consent and Waiver.......................................................29
   14.8       No Third Party Beneficiary...............................................29
   14.9       Notices..................................................................29
   14.10      Binding Effect...........................................................29
   14.11      Necessary Instruments and Acts...........................................29
   14.12      Number and Gender........................................................29
   14.13      Interpretation...........................................................29
   14.14      Counterparts.............................................................29
   14.15      Governing Law............................................................30
SCHEDULE A..............................................................................1
   COMPETITORS..........................................................................1
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                         MINNESOTA CORN PROCESSORS, LLC

                           THIRD AMENDED AND RESTATED
                               OPERATING AGREEMENT

                       (CONTAINS RESTRICTIONS ON TRANSFERS
                            OF MEMBERSHIP INTERESTS)


         THIS THIRD AMENDED AND RESTATED OPERATING AGREEMENT is entered into and made effective as of the ___ day of April, 2000 by and between Minnesota Corn Processors, LLC, a Colorado limited liability company (the "Company"), and the members of the Company who are identified as such on the Membership Register from time to time (collectively, the "Members").

                                    RECITALS

         WHEREAS, the Cooperative, as the only initial Member, has caused the Company to be formed under the laws of the State of Colorado for the following purposes: (a) to acquire all of the businesses and assets of Minnesota Corn Processors, Inc., a Minnesota cooperative corporation (the Cooperative"); and
(b) to operate the corn processing and marketing business currently operated by the Cooperative; and (c) for any other lawful purpose;

         WHEREAS, the Cooperative and the Company previously entered into an Operating Agreement dated as of January 22, 1999 (the "Original Agreement"), an Amended and Restated Operating Agreement dated as of May 17, 1999 (the "Amended Agreement"), and a Second Amended and Restated Operating Agreement dated as of October 17, 1999 (the "Second Amended Agreement"), and adopted the Original Agreement and, subsequently, the Amended Agreement and the Second Amended Agreement, as the operating agreement of the Company as contemplated by Section 7-80-108 of the Colorado Limited Liability Company Act;

         WHEREAS, the Cooperative and the Company wish to amend and restate the Second Amended Agreement in its entirety effective as of the date hereof and hereby adopt this Third Amended and Restated Operating Agreement as the operating agreement of the Company for purposes of Section 7-80-108 of the Colorado Limited Liability Company Act;

         NOW THEREFORE, in consideration of the foregoing and the mutual agreements of the Members contained herein, and the mutual benefits to be gained by the performance hereof, each of the Members agrees as follows:


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                                    ARTICLE I

                                   DEFINITIONS

         1.1 Terms Defined in the Act. Unless defined specifically herein, terms relating to a limited liability company shall have the meanings given in or interpreted under the Colorado Limited Liability Company Act.

         1.2 Terms Defined Herein. The following capitalized words and phrases shall have the following respective meanings as used herein, except as may be otherwise expressly provided in this Agreement or unless the context otherwise specifies.

                  "ACT" means the Colorado Limited Liability Company Act, as amended, and any successor thereto.

                  "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Unit Holder, the deficit balance, if any, in such Unit Holder's Capital Account as of the end of the relevant allocation period, after giving effect to the following adjustments:

                  (i) Credit to such Capital Account any amounts which such Unit Holder is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

                  (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
1.704-1(b)(2)(ii)(d)(6) of the Regulations.

This definition is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

                  "ADM" means Archer Daniels Midland Company, a Delaware corporation.

                  "AFFILIATE" means, with respect to a specified Person, any Person, directly or indirectly, through one or more intermediaries, controlling or controlled by, or under common control with a specified Person. The term "control", as used in the preceding sentence, means with respect to a corporation the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the controlled corporation, and, with respect to any partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

                  "AGREEMENT" means this Second Amended and Restated Operating Agreement of Minnesota Corn Processors, LLC, as amended, modified or supplemented from time to time, including any schedules to this Agreement. Words such as "herein", "hereinafter", "hereof", and "hereunder" refer to this Agreement.

                  "ARTICLES OF ORGANIZATION" means the Articles of Organization filed on behalf of the Company with the Secretary of State of Colorado, as from time to time amended.

                  "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company established by Article VI. For purposes of the Act, the "Board" or "Board of Directors" shall mean the board of managers of the Company.

                  "CAPITAL ACCOUNT" means, with respect to any Unit Holder, the Capital Account maintained for such Person in accordance with the provisions of
Section 4.2 herein.

                  "CAPITAL CONTRIBUTIONS" means, with respect to any Unit Holder, the amount of money and the Gross Asset Value of any property (other than money) and the agreed value of services rendered or the obligation to perform services which are contributed to the capital of the Company with respect to the Units held by such Person pursuant to the terms of this Agreement.


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                  "CAPITAL EXPENDITURE PROJECT" means, any capital expenditure project except capital expenditures which are required by law, including but not limited to capital expenditures necessary to achieve or maintain compliance with the applicable environmental laws.

                  "CERTIFICATE OF MEMBERSHIP INTEREST" means a certificate or other evidence of ownership of the Units adopted by the Company pursuant to
Section 14.4 of this Agreement.

                  "CHANGE IN CONTROL" means the occurrence of one or both of the following events:

                           (i) the consummation of any consolidation, merger,
                  reorganization, or similar transaction involving the Company whether or not the Company is the continuing or surviving entity, other than a consolidation, merger, reorganization, or similar transaction involving the Company that would result in the holders of the Company's Class A Units immediately prior to such transaction having the same proportionate ownership of the Class A Units (or their functional equivalent) of the surviving entity immediately after the merger; or

                           (ii) any "person" (as such term is used in Section
                  13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) who is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Class A Units of the Company representing more than 50% of the Company's then outstanding Class A Units.

                  "CLASS A MEMBER" means a Member that owns Class A Units.

                  "CLASS B MEMBER" means a Member that owns Class B Units.

                  "CLASS A UNITS" means the unit of measurement used to quantify the Membership Interest of a Member eligible to purchase a voting Membership Interest.

                  "CLASS B UNITS" means the unit of measurement used to quantify the Membership Interest of a Member eligible to purchase a non-voting
Membership Interest.

                  "CODE" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

                  "COMPANY" shall have the meaning assigned to that term in the first paragraph of this Agreement.

                  "COMPANY MINIMUM GAIN" shall have the same meaning as "partnership minimum gain" in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

                  "COMPETITOR" means (i) each Person identified as a Competitor on Schedule A attached hereto and the successors and assigns thereof; (ii) any other Person identified by the Company as a Competitor; and (iii) any officer or director of any Person identified in (i) and (ii) hereof.

                  "DEPRECIATION" means, for each allocation period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such allocation period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such allocation period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such allocation period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such allocation period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Directors.


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                  "DIRECTOR" OR "DIRECTORS" means the natural persons elected, appointed, or otherwise designated as directors by the Members to direct the business and affairs of the Company as provided in Article VI. For purposes of the Act, the directors shall be deemed to be the "managers" of the Company.

                  "ESTABLISHED VALUE" means a per-Unit value established by the Board of Directors from time to time, which shall be based on (i) seventy-five percent (75%) of the fair market value for the Units, as determined by the Board of Directors using reasonable valuation methods; or (ii) the book value of the Units as shown on the Company's most recent audited financial statements, whichever is less.

                  "EVENT OF DISASSOCIATION" shall have the meaning assigned to that term in Section 3.15 of this Agreement.

                  "GROSS ASSET VALUE" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board of Directors, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 4.3 hereof shall be as set forth in such section;

                  (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Board of Directors as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a DE MINIMIS Capital Contribution; (ii) the distribution by the Company to a Member of more than a DE MINIMIS amount of Company property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (i) and (ii) of this paragraph shall be made only if the Board of Directors reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

                  (c) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board of Directors; and

                  (d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph
(f) of the definition of "Profits and Losses" or Section 5.2(c) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph
(b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

                  If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

                  "INITIAL AGREED VALUE PER UNIT" shall mean the fair market value of each Unit received by the Initial Members pursuant to the Transaction Agreement in the merger of MCP Colorado into the Company as determined by a nationally recognized appraisal firm selected by the Cooperative. The Board of Directors shall be authorized to make reasonable modifications to such appraisal to reflect intervening events between the date of the appraisal and the transfer of Units to the Initial Members pursuant to the merger of MCP Colorado with and into the Company pursuant to the Transaction Agreement.

                  "INITIAL MEMBERS" shall mean, (i) prior to the merger of MCP Colorado into the Company pursuant to the Transaction Agreement, the Cooperative, and (ii) from and after the effective time of the merger of


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MCP Colorado into the Company pursuant to the Transaction Agreement, each Person who receives Class A Units or Class B Units pursuant to such merger.

                  "LIQUIDATING EVENT" shall have the meaning assigned to that term in Section 9.1 of this Agreement.

                  "LOSSES" shall have the meaning associated with that term in the definition of Profits and Losses hereunder.

                  "MCP COLORADO" means Minnesota Corn Processors Colorado, the transitory Colorado cooperative into which the Cooperative will be merged in anticipation of the merger of such Colorado cooperative into the Company.

                  "THE COOPERATIVE" means Minnesota Corn Processors, Inc., a Minnesota cooperative corporation.

                  "MEMBER" means any Person (i) who has become a Member pursuant to the terms of this Agreement, and who is designated as a Member on the Membership Register, (ii) who is the owner of 1,000 or more Units, and (iii) who has not ceased to be a Member pursuant to the terms of this Agreement. "Members" means all such Persons.

                  "MEMBERSHIP INTEREST" means a Unit Holder's share of the Profits and Losses of the Company and a Unit Holder's right to receive distributions of cash or other assets of the Company in accordance with the terms of this Agreement.

                  "MEMBERSHIP REGISTER" shall have the meaning specified in
Section 3.1 of this Agreement.

                  "1996 LOSS PAYABLE" shall mean the unpaid portion of the Cooperative's operating loss for fiscal year ended September 30, 1996 that was assessed against a unit of equity participation by the Board of Directors of The Cooperative and which pursuant to the Transaction Agreement continues as a lien in favor of the Company against a Class A Unit into which such unit of equity participation has been converted.

                  "NONRECOURSE DEDUCTIONS" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

                  "NONRECOURSE LIABILITY" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

                  "PERSON" means any individual, partnership, limited liability company, association, corporation, cooperative, estate, trust or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "PROFITS" shall have the meaning associated with that term in the definition of Profits and Losses hereunder.

                  "PRODUCER" means individuals and Family Farm Corporations who are (1) currently or formerly engaged in the production of one or more agricultural products, including tenants of land used for the production of any such product, and lessors of such land who receive as rent part of the produce of such land, and associations of such producers, (2) the owners of voting stock of a Family Farm Corporation, (3) members of the immediate family (i.e., a spouse, parent, brother or sister, child or grandchild) of any Member, and (4) current or former employees or agents of the Company. For this purpose, a "Family Farm Corporation" means any corporation, limited partnership, limited liability company, trust or similar entity founded for the purpose of ownership and operation of agricultural land, if a majority of the voting power and equity interests are held by related individuals or their spouses, and at least one of the related individuals is residing on or actively involved in the corporation or other entity's operations, and none of the holders of voting power or equity interests are held by corporations.

                  "PROFITS AND LOSSES" shall mean, for each allocation period, an amount equal to the Company's taxable income or loss for such allocation period, determined in accordance with Code Section 703(a) (for this


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purpose, all items of income, gain, loss, or deduction required to be stated
separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

                  (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

                  (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

                  (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

                  (d) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

                  (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

                  (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

                  (g) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 5.2 or Section 5.3 hereof shall not be taken into account in computing Profits or Losses.

         The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.2 or Section 5.3 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

                  "PROPERTY" means all real and personal property, including cash, acquired and operated by the Company and any improvements thereto, and shall include both tangible and intangible property.

                  "REGULATIONS" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

                  "SPECIAL FINANCIAL INTERESTS" means the nonvoting financial interest in the Company issued to the former holders of nonqualified written notices of allocation issued by the Cooperative, the stated amounts of which shall correspond to the stated amounts of such nonqualified written notices of allocation.

                  "REGULATORY ALLOCATIONS" has the meaning set forth in Section
5.3 hereof.


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                  "TAX WITHHOLDING OBLIGATION" means an amount equal to the
portion of any amount allocated, credited, or otherwise distributable to a Unit Holder which the Company is required to withhold for income tax purposes pursuant to any applicable federal, state, local, or other governmental agency law or regulation.

                  "TRANSACTION AGREEMENT" means the Amended and Restated Transaction Agreement dated as of May 17, 1999, among the Cooperative, MCP Colorado and the Company.

                  "TRANSFER" means, as a noun, any voluntary or involuntary transfer, sale or other disposition and, as a verb, to voluntarily or involuntarily transfer, sell, or otherwise dispose of, but shall not include a pledge, grant of a security interest or other encumbrance.

                  "UNIT" means the unit of measurement used herein to quantify the Membership Interest of a Unit Holder, consisting of Class A Units or Class B Units, as reflected on the Membership Register. A Unit Holder's Membership Interest as quantified by the number of Units owned by such Person may be evidenced by a certificate of Units issued by the Company, which certificate shall contain appropriate restrictive legends.

                  "UNIT HOLDER NONRECOURSE DEBT" has the same meaning as the term "partner nonrecourse debt" in Section 1.704-2(b)(4) of the Regulations.

                  "UNIT HOLDER NONRECOURSE DEBT MINIMUM GAIN" means an amount, with respect to each Unit Holder Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Unit Holder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

                  "UNIT HOLDER NONRECOURSE DEDUCTIONS" has the same meaning as the term "partner nonrecourse deductions" in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

                  "UNIT HOLDERS" means all Persons who hold Units. "Unit Holder" means any one of the Unit Holders.

                                   ARTICLE II

                          THE LIMITED LIABILITY COMPANY

         2.1 Formation; Effective Date of Agreement. The Company is formed as a Colorado limited liability company pursuant to and in accordance with the provisions of the Act and upon the terms and conditions set forth in this Agreement. This Agreement is made effective as of the formation of the Company.

         2.2 Name. The name of the Company shall be Minnesota Corn Processors, LLC. All business of the Company shall be conducted in such name or in trade names approved by the Board of Directors. The name of the Company may be changed from time to time in accordance with the Act.

         2.3 Business Purpose. The purpose of the Company is to conduct any business activity in which a limited liability company organized under the Act may be lawfully engaged in and to conduct any and all activities related or incidental thereto, including the acquisition, improvement, leasing, operation, mortgage and disposition of personal property and real property.

         2.4 Powers. The Company may carry on any lawful business, purpose or activity permitted by the Act and shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental, necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

         2.5 Duration. The duration of the Company shall be perpetual, unless dissolved earlier as provided herein.

         2.6 Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Company in the State of Colorado shall be as stated in the Articles of Organization. The registered office and registered agent of the Company in the State of Colorado may be changed from time to time by the Board of Directors.

         2.7 Principal Office. The principal office of the Company shall be located at 901 North Highway 59, Marshall, MN 56258, or at such other place(s) within or without the State of Minnesota as the Board of Directors may determine from time to time.

         2.8 Title to Property; No Agency Power. All Property originally transferred to or subsequently acquired by or on account of the Company shall be owned by the Company as an entity. No Member, Director or Unit Holder shall have any ownership interest in such Property in such Person's individual name or right. The Company shall hold all of its Property in the name of the Company and not in the name of any Member, Director or Unit Holder. Subject to the approval by the Board or the Members when required by this Agreement, title to Property may be transferred by an instrument of transfer executed by the appropriate officer of the Company as designated by the Board. No Member, Director or Unit Holder has the authority, in said Person's capacity as Member, Director or Unit Holder, to transfer title to Property or bind the Company or the other Members or any one of them. Only duly authorized officers, directors and agents of the Company shall have the authority to bind the Company.

         2.9 Limited Liability of Members and Directors. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. No Member, Director or other agent of the Company, solely by reason of such status, shall be personally liable, under a judgment, decree or order of a court, or in any other manner, for the acts, debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise.

                                   ARTICLE III

                                     MEMBERS

         3.1 Membership. There shall be no Members admitted to the Company except as provided in this Agreement. The name, address, Capital Contribution, and class of membership of each Member shall be set forth in a membership register maintained by the Company at its principal office or by a duly appointed agent of the Company (the "Membership Register"), which shall be modified from time to time as additional Units are issued and as Units are transferred pursuant to Article X. Prior to the merger of MCP Colorado into the Company pursuant to the Transaction Agreement, the Cooperative (or its successors) shall be the only Member of the Company. From and after the effective time of the merger of MCP Colorado into the Company pursuant to the Transaction Agreement, the membership interest of the Cooperative (or its successor) in the Company shall be canceled, and (A) the Class A Members of this Company shall include, (i) initially, the members of the Cooperative who receive Class A Units from the Cooperative pursuant to the Transaction Agreement; and
(ii) individuals, corporations or other entities who acquire a minimum of 1,000 Class A Units in a permitted transfer or in an offering by the Company of additional Class A Units. The Class B Members of this Company shall include, (i) initially, Archer Daniels Midland Company, as the transferee of Class B Units from the Cooperative pursuant to the Transaction Agreement, and (ii) individuals, corporations or other entities who acquire a minimum of 1,000 Class B Units in a permitted transfer.

         The holders of Special Financial Interests shall not be Members of the Company and shall have no rights other than the rights to distributions specified in Sections 5.7(a) and 11.3(d) and the corresponding right to income allocations provided in Section 5.2(i).

         3.2 Ownership of Membership Interests.

                  (a) Minimum Ownership of Units Required. Each Class A Member shall own not less than 1,000 Class A Units. Each Class B Member shall own not less than 1,000 Class B Units.

                  (b) Limitation on Ownership of Membership Interests.

                           (i) Number of Units. No Class A Member shall own more than two percent (2%) of the total issued and outstanding Class A Units of the Company. For purposes of this Section 3.2(b), the number of Units owned by any Member shall include Units owned by the member's spouse, children, parents, or brothers and sisters, and by any Affiliate of the Member or the Member's spouse, children, parents or brothers and sisters.

                           (ii) Nonproducers. Only Producers shall be eligible to own Class A Units of the Company.

                           (iii) Competitors. Any Competitor of the Company shall not be eligible to own Class A Units of the Company.

                  (c) Company Right to Purchase Units. If (A) any Member holds at any time less than the minimum number of Units required by Section 3.2(a) or more than the maximum number of Units permitted under Section 3.2(b), or if any Class A Units are held by any Person who is not a Producer, and such violation of this Agreement is not cured within one (1) year after notice thereof by the Company, or (B) any Member is or becomes a Competitor, that Member's voting rights, if any, shall be suspended as provided in Section 3.14 below and, in addition, the Company shall have the right (but not the obligation) to purchase, and the Member shall be required to sell (i) in the case of a violation of
Section 3.2(a), 3.2(b)(ii) or 3.2(b)(iii), all of the Units owned by such Member, and (ii) in the case of a violation of Section 3.2(b)(i), that Member's Units in excess of the two percent (2%) maximum provided for in Section 3.2(b)(i). The purchase price for Units purchased by the Company under this Section shall be an amount equal to the Established Value of the Units determined at the time the Company notifies the Member of the violation and shall be payable, at the Company's option, in one lump sum or equal installments over a period of five (5) years, with interest at a rate equal to the interest rate for 91 day U.S. Treasury bills, adjusted quarterly.

         3.3 Classes of Membership. This Company has two (2) classes of Membership.

                  (a) Class A Membership. Class A Membership (as quantified by the Class A Units) shall be the voting Membership Interests of the Company.

                  (b) Class B Membership. Class B Membership (as quantified by the Class B Units) shall be non-voting Membership Interests.

         3.4 Voting.

                  (a) Units Required. Each Class A Member owning a minimum of 5,000 Class A Units shall be entitled to one (1) vote with respect to any matter to be determined by the Members under this Agreement or the Act, regardless of the number of Units owned by such Class A Member. Any Class A Member who is in default of any of its obligations under this Agreement shall not be entitled to vote on any matter during the period of such default. When determining the aggregate number of Units held by a Member for purposes of this Agreement, the Units held by any Member who is in default of any obligations under this Agreement shall be excluded. Each Member other than individual Members shall designate in writing to the Chairman of the Board of the Company the name of one
(1) individual authorized to act as such Member's representative with respect to all matters covered by this Agreement, including the right to exercise such Member's voting rights hereunder. The Company and the other Members shall be entitled to rely on the authority of the individual so designated. Each Member may change such Member's representative by written notice to the Chairman of the Board at such Member's sole discretion.

                  A member absent from any meeting may submit an absentee vote on any motion, resolution, or amendment to be acted upon at such meeting. An absentee vote must be cast on a ballot containing the exact text of the proposed motion, resolution, or amendment by delivering such ballot to the Secretary at the principal office of the Company by hand, by United States mail (with postage prepaid thereon), by facsimile, by overnight courier or by any other reasonable means, to arrive not later than five (5) days prior to the day of the meeting at which the vote is taken.

                  (b) Non-Voting Members. Any Class A Member owning at least 1,000 Class A Units but less than 5,000 Class A Units as of the date upon which notice of action to be taken by the Members is mailed to the Members shall be considered a non-voting member of the Company and shall not be entitled to vote on any matters reserved to the Members. The Units held by such non-voting members shall be excluded in determining the aggregate number of Units held by Members. Notwithstanding that such member is not entitled to vote, the Units in the hands of the non-voting member shall continue to be subject to all the applicable provisions of this Agreement, including but not limited to the transfer restrictions set forth in Article X hereof. In the event a non-voting member purchases the minimum number of Class A Units required to receive voting rights under Section 3.4(a) hereof, such member shall be entitled to the voting rights set forth in Section 3.4(a) without any further action by the Members or the Board.

         3.5 Place of Meetings. Each meeting of the Members shall be held at such place as the Board of Directors may from time to time designate in writing to the Members.

         3.6 Regular Meetings. Regular meetings of the Members shall be held not less than once per year, at such time and place as determined by the Board of Directors; provided however, that if a regular meeting has not been held within six (6) months after the end of each fiscal year of the Company any Member may demand a meeting of the members by written demand to the Board of Directors.

         3.7 Special Meetings. Special meetings of the Members may be called by the Board of Directors or twenty percent (20%) of the Class A Members. The business transacted at a special meeting of the Members is limited to the purposes stated in the notice of the meeting.

         3.8 Notice of Meetings. Written notice of each meeting of the Members, stating the date, time and place, and in the case of a special meeting, the purpose of the meeting, shall be given in writing at least fourteen (14) days and not more than sixty (60) days prior to the meeting to every Member entitled to vote at such meeting.

         3.9 Waiver of Notice. A Member may waive the notice of meeting required under this Article. A written notice of waiver signed by the Member entitled to notice is effective whether given before, during or after the meeting. Attendance by a Member at a meeting is waiver of notice of that meeting, unless the Member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and thereafter does not participate in the meeting.

         3.10 Quorum. The presence (in person or by proxy or mail ballot) of at least ten percent (10%) of the Class A Members is required for the transaction of business at a meeting of the Members; provided, however, that a quorum shall never be more than fifty (50) Class A Members.

         3.11 Proxies; Mail Ballots. Voting by proxy or by mail ballot shall be permitted on any matter if authorized by the Board of Directors.

         3.12 Action Without Meeting. Any action required or permitted to be taken at a meeting of the Members of the Company may be taken without a meeting by written action signed by all of the Class A Members. The written action is effective when signed by all the Class A Members, unless a different effective time is provided in the written action.

         3.13 Telephonic Meetings. Any regular or special meeting of the Members may be taken by telephonic or electronic conference or any other means of communication through which the Members can simultaneously hear each other during the conference, if the same notice is given of the conference to each Member, and if the Members participating in the conference would be sufficient to constitute a quorum at a meeting. Participation in a telephonic, electronic, or other conference of such means constitutes presence at the meeting in person or by proxy if all the other requirements are met.

         3.14 Termination of Membership. A Member's Membership Interest terminates and such Person ceases to be a Member on and following the occurrence of any of the following events (each an "Event of Disassociation"):

                  (a) Complete Transfer. The Member transfers all of the Member's Units, regardless of whether the transferee(s) is admitted as a substitute Member pursuant to Section 10.5 of this Agreement;

                  (b) Dissolution of Member. Any event terminating the existence of any non-individual Member;

                  (c) Death of Individual Member. The death of any individual Member;

                  (d) Withdrawal. The Member resigns by written notice to the Chairman of the Board; or

                  (e) Disqualification. The Member holds less than the minimum number of Units required by Section 3.2(a) or more than the maximum number of Units permitted by Section 3.2(b) and fails to cure the applicable violation within one (1) year after notice thereof by the Company.

         A Person who has ceased to be a Member shall be considered a non-member Unit Holder only, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, shall not be entitled to vote on any matters reserved to the Members, and shall not have any of the other rights of a Member under the Act or this Agreement. The Units held by such Unit Holder shall be excluded in determining the aggregate number of Units held by Members. Notwithstanding that such Unit Holder is no longer a Member, the Units in the hands of such Unit Holder shall continue to be subject to all the applicable provisions of this Agreement, including but not limited to the transfer restrictions set forth in
Article X hereof.

         In the event such Unit Holder ceased to be a Member pursuant to Section 3.14(f), such Unit Holder shall be reinstated as a Member without any further action by the Members or the Board upon a showing to the Board that such Unit Holder meets the minimum and maximum requirements set forth in Section 3.2.

         3.15 Continuation of the Company. The Company shall not be dissolved upon the occurrence of an Event of Disassociation or any other event which is deemed to terminate the continued membership of a Member. The Company's affairs shall not be required to be wound up. The Company shall continue without dissolution.

         3.16 No Obligation to Purchase Units. No Member whose membership in the Company terminates shall have any right to demand or receive a return of such terminated Member's Capital Contributions. Neither the remaining Members nor the Company shall have any obligation to purchase or redeem the Units of any such terminated Member.

         3.17 Advance Consent to Certain Substitute Members.

                  (a) Substitute Member - Dissolution. In the event of dissolution of a non-individual Member, any person who continues the business of a dissolved Member, or who holds some or all of the Membership Interest of the dissolved Member, shall be admitted as a substitute Member; provided, however, that such Person shall not be admitted as a substitute Member unless and until each of the conditions set forth in Section 10.3 of this Agreement have been satisfied.

                  (b) Substitute Member - Death. In the event of the death of an individual Member, each of the following Persons who holds some or all of the Membership interest of the deceased Member shall be admitted as a substitute Member; provided, however, that such Person shall not be admitted as a substitute Member unless and until each of the conditions set forth in Section
10.3 of this Agreement are satisfied at the time such Person becomes the holder of all or some of such Membership Interest:

                           (i)      the estate of the deceased Member;

                           (ii) the surviving joint tenant of the Membership Interest; and

                           (iii) any distributee of the estate of the deceased Member, including any trustee(s) of a trust which holds some or all of the Membership Interest of the deceased Member.

The rights of the estate of a deceased Member shall be exercised by the personal representative(s) appointed by the court as the personal representative of the estate of a deceased Member.

                  (c) Substitute Member. The purpose of this Section 3.17 is that the voting rights of any Member whose membership is terminated by the dissolution or death of such Member shall follow the Membership Interest of such Member notwithstanding such termination, through the automatic substitution of the holder of all or some of such Membership Interest as a substitute Member. Any Person who is admitted as a substitute Member under this Section 3.17 shall be entitled to all of the rights and bound by the obligations of, the Member for which it is substituted.

         3.18 Compliance with Articles of Organization and Operating Agreement. Each Member of the Company is subject to the terms of the Company's Articles of Organization, this Agreement, and such other reasonable policies and procedures as the Board from time to time adopts to implement the terms of this Agreement.

         3.19 No Dissenters' Rights. No Member or Unit Holder shall have any dissenters' rights or appraisal rights or other similar rights as a result of any merger or consolidation or other action involving the Company approved by the Class A Members as provided in Section 6.16 hereof.

                                   ARTICLE IV

                                     CAPITAL

         4.1 Units. The Company shall be authorized to issue 500,000,000 Units. Of the total number of Units authorized in this Section 4.1, 350,000,000 Units are hereby designated as Class A Units, and 150,000,000 Units are hereby designated as Class B Units.

         4.2 Capital Accounts. A Capital Account maintained for such Unit Holder in accordance with the following provisions:

                  (a) To each Unit Holder's Capital Account there shall be credited (i) such Unit Holder's Capital Contributions (determined in the case of the initial Unit Holders as provided in Section 4.3(a)), (ii) such Unit Holder's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 5.2 or Section 5.3 hereof, and
(iii) the amount of any Company liabilities assumed by such Unit Holder or which are secured by any Property distributed to such Unit Holder.

                  (b) To each Unit Holder's Capital Account there shall be debited (i) the amount of money and the Gross Asset Value of any Property distributed to such Unit Holder pursuant to any provision of this Agreement,
(ii) such Unit Holder's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 5.2 or
Section 5.3 hereof, and (iii) the amount of any liabilities of such Unit Holder assumed by the Company or which are secured by any Property contributed by such Unit Holder to the Company;

                  (c) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

         The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board of Directors shall determine that it is prudent, it may modify the manner in which the Capital Accounts are maintained, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article XI hereof upon the dissolution of the Company. The Board of Directors also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the

Capital Accounts of the Unit Holders and the amount of capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

         4.3 Initial Issuance of Units; Offering of Additional Units.

                  (a) MCP Colorado will fund the Company on the Closing Date specified in the Transaction Agreement by contributing all of its assets to the Company in consideration of the Company's assumption of all of MCP Colorado's liabilities and other obligations. On the effective date of the merger of MCP Colorado into the Company, each member of MCP Colorado shall be issued the number and class of Units that corresponds to the number and class of units such member held in MCP Colorado. As the result of the foregoing transactions, the Unit Holder shall be deemed to have made a Capital Contribution in the amount the product of (i) the number of Units distributed to such Unit Holder, times
(ii) the Initial Agreed Value Per Unit.

                  (b) From time to time, the Board of Directors may authorize the issuance and sale by the Company of additional Units (within the limits set forth in Section 4.1). In the event the Company offers such additional Units, the Company shall offer the existing Class A and Class B Members the opportunity to purchase additional Units so as to permit them to maintain at a constant level their then existing percentage of the total Class A or Class B Units. Class A and Class B Members may purchase all or any portion of the additional Units offered pursuant to this Section 4.3(b).

         4.4 No Capital Calls. The Company may not require Members to make additional contributions of capital to the Company for any reason, except as provided in Section 4.5.

         4.5 Tax Withholding Obligations. The Board of Directors may, in its discretion, by resolution require that any Member to whom a Tax Withholding Obligation is attributable make an additional contribution to the capital of the Company in an amount equal to such Tax Withholding Obligation less the amount of any loans for such purpose made to the Company pursuant to Section 4.9.

         4.6 Transferee Succeeds to Transferor's Capital Account. Any transfers permitted by Article X of this Agreement by a Member to a transferee of all or a part of such Member's Membership Interest in the Company shall vest in such transferee (and such transferee shall become a successor in interest) the interest of the transferor Member's Capital Account to the extent of the Membership Interest transferred.

         4.7 No Right to Return of Contributions. The Members (including terminated members) shall have no right to the withdrawal or the return of their respective Capital Contributions except to the extent set forth in Article XI upon liquidation of the Company.

         4.8 No Interest on Capital Contributions. Other than Distributions authorized pursuant to Article V or Article XI, no Member shall be entitled to receive any interest or other property on account of the Member's Capital Contributions to the Company.

         4.9 Loans to the Company. A Member may lend money to the Company if authorized by the Board of Directors. Any such loan shall not be treated as a Capital Contribution for any purpose and shall not entitle the Member to any increase in such Member's Membership Interest. The Company shall be obligated to such Member for the amount of any such loan, with interest thereon at such rate as may have been agreed upon by the Board of Directors.

         4.10 No Repayment Liability. No Member, Director or other Unit Holder shall be personally liable for the repayment of any Capital Contributions of any other Unit Holder.

                                    ARTICLE V

                          ALLOCATIONS AND DISTRIBUTIONS

         5.1 Allocation of Profits and Losses. After giving effect to the special allocations set forth in Section 5.2 or Section 5.3, Profits and Losses for any accounting period shall be allocated to the Unit Holders and shall be divided among them in proportion to the number of Units held by each as set forth on the Membership Register.

         5.2 Special Allocations. The following special allocations shall be made in the following order:

                  (a) Minimum Gain Chargeback. Except as otherwise provided in
Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any allocation period, each Unit Holder shall be specially allocated items of Company income and gain for such allocation period (and, if necessary, subsequent allocation periods) in an amount equal to such Unit Holder's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f) (6) and 1.704-2(j) (2) of the Regulations. This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

                  (b) Unit Holder Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i) (4) of the Regulations, notwithstanding any other provision of this Article V, if there is a net decrease in Unit Holder Nonrecourse Debt Minimum Gain attributable to a Unit Holder Nonrecourse Debt during any allocation period, each Unit Holder who has a share of the Unit Holder Nonrecourse Debt Minimum Gain attributable to such Unit Holder Nonrecourse Debt, determined in accordance with Section 1.704-2(i) (5) of the Regulations, shall be specially allocated items of Company income and gain for such allocation period (and, if necessary, subsequent allocation periods) in an amount equal to such Unit Holder's share of the net decrease in Unit Holder Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)
(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i) (4) and 1.704-2(j) (2) of the Regulations. This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in
Section 1.704-2(i) (4) of the Regulations and shall be interpreted consistently therewith.

                  (c) Qualified Income Offset. In the event any Unit Holder unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Unit Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Unit Holder as quickly as possible, provided that an allocation pursuant to this Section 5.2(c) shall be made only if and to the extent that the Unit Holder would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(c) were not in the Agreement.

                  (d) Gross Income Allocation. In the event any Unit Holder has a deficit Capital Account at the end of any allocation period which is in excess of the sum of (i) the amount such Unit Holder is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Unit Holder shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(d) shall be made only if and to the extent that such Unit Holder would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.2(c) and this Section 5.2(d) were not in the Agreement.

                  (e) Nonrecourse Deductions. Nonrecourse Deductions for any allocation period shall be specially allocated to the Unit Holders in proportion to their respective Units held.

                  (f) Unit Holder Nonrecourse Deductions. Any Unit Holder Nonrecourse Deductions for any allocation period shall be specially allocated to the Unit Holder who bears the economic risk of loss with respect to the Unit Holder Nonrecourse Debt to which such Unit Holder Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)
(1).

                  (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Unit Holder in complete liquidation of such Unit Holder's interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Unit Holders in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unit Holder to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

                  (h) Allocations Relating to Taxable Issuance of Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company shall be allocated among the Unit Holders so that, to the extent possible, the net amount of such items, together with all other allocations under this Agreement to each Unit Holder shall be equal to the net amount that would have been allocated to each such Unit Holder if the items had not been realized.

                  (i) Allocations Relating to Special Financial Interests. If a distribution is made to a holder of a Special Financial Interests under Section 5.7(a) or 11(d), a corresponding amount of income, gain, gross receipts or gross sales proceeds, as determined by the Board of Directors, shall be allocated to such holder.

         5.3 Curative Allocations. The allocations set forth in Sections 5.2(a) through 5.2(g) and 5.4 (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Unit Holders that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.3. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the Board of Directors shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Unit Holder's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Unit Holder would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 5.1 and 5.2(h).

         5.4 Loss Limitation. Losses allocated pursuant to Section 5.1 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Unit Holder to have an Adjusted Capital Account Deficit at the end of any allocation period. In the event some but not all of the Unit Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.1 hereof, the limitation set forth in this
Section 5.4 shall be applied on a Unit Holder by Unit Holder basis and Losses not allocable to any Unit Holder as a result of such limitation shall be allocated to the other Unit Holders in accordance with the positive balances in such Unit Holder's Capital Accounts so as to allocate the maximum permissible Losses to each Unit Holder under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

         5.5 Other Allocation Rules.

                  (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Directors using any permissible method under Code Section 706 and the Regulations thereunder.

                  (b) The Unit Holders are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Company income and loss for income tax purposes.

                  (c) Solely for purposes of determining a Unit Holder's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a) (3), the Unit Holders' interests in Company profits are in proportion to their Units held.

         To the extent permitted by Section 1.704-2(h) (3) of the Regulations, the Company shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Unit Holder Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Unit Holder.

         5.6 Tax Allocations. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value using such allocation method as may be provided by Regulations and selected by the Board of Directors.

         In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

         Any elections or other decisions relating to such allocations shall be made by the Board of Directors in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section
5.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

         5.7 Distributions. Cash shall be distributed in the amounts and at such times as the Board may determine in its discretion; provided, however, that the declaration and making of any distribution shall in all instances be limited by applicable provisions of the Act. Subject to such limitation, the Board shall endeavor to cause the Company to make cash distributions in amounts reasonably matching the income taxes payable with respect to ownership of Units. Distributions shall be in such amounts as the Board determines is not required to be retained by the Company to meet the reasonably foreseeable cash requirements and needs of the business and activities of the Company and to establish an adequate reserve for the payment of Company liabilities and contingencies. Distributions of cash or other property hereunder shall be made as follows:

                  (a) In the sole discretion of the Board of Directors, distributions may be made prorata to the holders of Special Financial Interests in any amount up to the stated amount thereof provided that the aggregate amount of such distributions shall not exceed the aggregate stated amount of all Special Financial Interests.

                  (b) Except as otherwise provided in Section 5.7(a), to the Unit Holders to be divided among them in proportion to the number of Units held by each Unit Holder.

                  (c) Any distribution may be made subject to offset for any debt or other amount owed by the Unit Holder or the holder of a Special Financial Interest to the Company.

                  For purposes of determining those Unit Holders entitled to receive distributions pursuant to this Section 5.7, the Board of Directors may fix in advance a record date which shall be the first day of any calendar month following the calendar month in which the Board of Directors declares the distribution. If no such record date is fixed by the Board, the record date shall be the first day of the calendar month in which the distribution is to paid. Notwithstanding the foregoing, distributions made with respect to Units that are the subject of a Transfer shall be made in accordance with Section 10.6 hereof and distributions made with respect to additional Units issued by the Company shall be made in accordance with Section 10.6 as if such additional Units had been the subject of a Transfer.

         5.8 Tax Withholding Obligations Constitute a Distribution. Any Tax Withholding Obligation which is withheld by the Company shall constitute a distribution of such amount by the Company to the Unit Holder to whom such Tax Withholding Obligation is attributable.

                                   ARTICLE VI

                               BOARD OF DIRECTORS

         6.1 Board of Directors. Except as otherwise provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors as provided herein. Prior to the merger of MCP Colorado into the Company pursuant to the Transaction Agreement, the Board of Directors shall consist of the individuals identified as such in the Articles of Organization. At the effective time of the merger of MCP Colorado into the Company pursuant to the Transaction Agreement, the Board of Directors shall consist of the Directors specified in the Transaction Agreement. Thereafter, the Board of Directors shall consist of twenty-four (24) Directors, who shall be elected by the Class A Members in accordance with this Article.

         6.2 Qualifications of Directors. All Directors elected by the Class A Members shall be natural persons and must be Class A Members or an elected or appointed representative of a Class A Member which is other than a natural person.

         6.3 Election of Directors. At each Annual Meeting of the Members, elections shall be held to fill all vacancies on the Board of Directors. Class A Members may vote by mail ballot for directors. Directors shall be elected for staggered terms of three (3) years and until a successor is elected and qualified.

         6.4 Removal of Directors. The Board of Directors or any individual director may be removed from office, with cause, by a vote of a majority of the Class A Members from the district that elected the director that are present in person or by mail ballot, and that are entitled to vote at the meeting of the Class A Members at which said removal of directors is considered. In case any one (1) or more directors be so removed, successor directors shall be elected at the same meeting. Such successor directors shall be from the same district or districts as the director or directors so removed. Notice of a meeting at which any Class A Members will be voting to remove a director must state removal of directors as an item to be voted upon at the meeting.

         6.5 Vacancies. Whenever a vacancy occurs on the Board of Directors, other than from expiration of a term of office or removal from office, a majority of the remaining Directors shall appoint a Member from the same district to fill the vacancy until the next Annual Meeting of the Class A Members, at which time the Members may elect a new Director to fill the vacancy for the remainder of the term of the vacant Directors.

         6.6 Annual Meeting. An annual organizational meeting of the Board of Directors shall be held within thirty (30) days following each Annual Meeting of the Class A Members for the purpose of the election of the board officers for the ensuing year, and to transact such other business as may properly come before the meeting.

         6.7 Regular Meetings. A regular meeting of the Board of Directors shall be held at such frequency and at such time and place as the Board of Directors may determine.

         6.8 Special Meetings. A special meeting of the Board of Directors shall be held whenever called by the Chairman or, during his or her absence, by the Vice Chairman, on forty-eight (48) hours' notice to each Director personally, or by mail. Special meetings shall be called by the Chairman or Secretary in like manner and on like notice on the written request of any Director. The purpose of a special meeting need not be specified in the notice of the meeting. Notice of any special meeting may be waived by attendance at a meeting, except when a Director attends a meeting and objects to the transaction of business, or by a waiver of notice signed before, during, or after the meeting.

         6.9 Quorum, Voting. A majority of the Directors in office shall constitute a quorum necessary to the transaction of business at any annual organizational meeting, regular meeting, or special meeting of the Board of Directors, but if less than a quorum is present, those Directors present may adjourn the meeting from time to time until a quorum shall be present. All questions shall be decided by a vote of a majority of the Directors present at a meeting.

         6.10 Executive Committee. The Board of Directors may designate three
(3) or more Directors, one of whom shall be the Chairman of the Board, to constitute an Executive Committee. The Board of Directors may elect other Directors as alternative members of the Executive Committee. To the extent determined by the Board of Directors, the Executive Committee shall have and exercise the authority of the Board of Directors in the direction of the Company; provided, however, that the Executive Committee shall not have the powers of the Board of Directors in regard to apportionment or distribution of cash, election of officers, filling vacancies on the Board of Directors, and recommending amendments to this Agreement. The Executive Committee shall act only in the interval between meetings of the Board of Directors, and shall be subject at all times to the control and direction of the Board of Directors. Copies of the minutes of each Executive Committee meeting shall be mailed to all directors within seven (7) days following such meeting.

         6.11 Compensation. The compensation of the Board of Directors shall be determined by resolution of the Board of Directors, which shall be presented for approval to the Class A Members at any Annual Meeting or special meeting, and when so determined shall be continuing until altered or amended. Board officers shall be entitled to reimbursement for actual expenses incurred in attending Board of Directors meetings or in conducting other business of the Company. Such expense accounts shall be approved by officers of the Board of Directors.

         6.12 Number of Districts. The territory in which the Class A Members are located shall be divided into eight districts. The boundaries of such districts shall be defined without dividing counties, and the number of Directors representing each district shall be approximately proportionate to the number of Class A Members located in that district. Each district shall be represented by two or more Directors, who shall be elected at the Annual Meeting, as provided in Section 6.3.

         6.13 Districting Committee. Periodically, the Board of Directors may appoint a Districting Committee. The Districting Committee shall review the boundaries of the districts, the number of Class A Members located in each district, and the number of Directors representing each district. The Districting Committee shall then recommend any changes to said boundaries that are necessary to maintain equality of representation among such districts.

         The boundaries of the districts, the number of Class A Members located in each district, and the number of Directors representing each district shall be subject to review by the Districting Committee at least every three years. The recommendations of the Districting Committee may be accepted, rejected, or modified by the Board of Directors. Rather than appointing a Districting Committee, the Board of Directors may delegate the duties, powers, rights, and responsibilities described in this Section 6.13 to any existing committee of the Board of Directors.

         6.14 Counties and Districts. Initially, the counties in each of the eight districts shall be as follows:

                  (a) District One. District One shall include the following counties in Minnesota: Anoka, Big Stone, Chisago, Clay, Crow Wing, Dakota, Douglas, Grant, Hennepin, Kanabec, Kandiyohi, Mahnomen, Meeker, Mille Lacs, Morrison, Norman, Otter Tail, Pennington, Polk, Pope, Ramsey, Red Lake, Sherburne, Stearns, Stevens, Swift, Todd, Traverse, Wadena, Washington, Wilkin, and Wright.

                  (b) District Two. District Two shall include the following counties in Minnesota: Blue Earth, Carver, Dodge, Faribault, Fillmore, Freeborn, Goodhue, Le Sueur, McLeod, Mower, Nicollet, Olmsted, Renville, Rice, Scott, Sibley, Steele, Wabasha, and Waseca.

                  (c) District Three. District Three shall include Brown County, Redwood County, and Watonwan County in Minnesota.

                  (d) District Four. District Four shall include Chippewa County and Lac Qui Parle County in Minnesota.

                  (e) District Five. District Five shall include Lincoln County and Yellow Medicine County in Minnesota, and shall also include the following counties in South Dakota: Beadle, Bon Homme, Brookings, Brown, Charles Mix, Clark, Clay, Codington, Deuel, Grant, Hamlin, Kingsbury, Lake, Lincoln, McCook, Miner, Minnehaha, Moody, Spink, Turner, and Yankton.

                  (f) District Six. District Six shall include Lyon County in Minnesota.

                  (g) District Seven. District Seven shall include the following counties in Minnesota: Cottonwood, Jackson, Martin, Murray, Nobles, Pipestone, and Rock. District Seven shall also include the following counties in Iowa:
Cerro Gordo, Clay, Chickasaw, Dickinson, Emmet, Lyon, Mitchell, Osceola, Sioux, and Winnebago.

                  (h) District Eight. District Eight shall include all of the counties in Nebraska, and shall also include the following counties in Iowa:
Carroll, Crawford, Davis, Delaware, Dubuque, Fremont, Harrison, Ida, Linn, Louisa, Page, Pottawattamie, Shelby, Story, and Webster.

                  If a situation arises where a Class A Member is located in a county or state which is not designated as part of the any of the eight districts, then the Board of Directors may add that county or state to whichever of the districts the Board of Directors determines is most logical, in its sole discretion, and may notify the affected Member of its decision. The Board of Directors may take this action without the need for any additional amendments to this Agreement. The designation of new counties to existing districts by the Board of Directors under these circumstances shall be reviewed by the Districting Committee when it is next appointed.

         6.15 Directors and Districts. Initially, the number of directors representing each district shall be as follows:

                  (a)      District One shall be represented by three directors.

                  (b)      District Two shall be represented by three directors.

                  (c) District Three shall be represented by three directors.

                  (d)      District Four shall be represented by two directors.

                  (e) District Five shall be represented by three directors.

                  (f)      District Six shall be represented by two directors.

                  (g) District Seven shall be represented by three directors.

                  (h) District Eight shall be represented by five directors.

         6.16 Board Actions Requiring Approval of Members. The Board may not authorize or approve the following actions without the affirmative vote or prior consent of sixty-six and two-thirds percent (66.67%) of the Class A Members voting in person, by proxy or by mail ballot at a duly called Members meeting:

                  (a) Any amendment of this Agreement or the Articles of Organization of the Company (except that the Board may amend Section 6.17 without the consent or approval of any Class A Members);

                  (b) Approve any merger, consolidation, share or interest exchange, or sale of all or substantially all of the assets of the Company (other than the merger contemplated in the Transaction Agreement and a merger of a wholly-owned subsidiary with and into the Company in which the Company is the surviving entity);

                  (c)      Voluntarily cause the dissolution of the Company; and

                  (d) Authorize any transaction, agreement or action on behalf of the Company that is not related or complimentary to the Company's existing business or would make it impossible for the Company to carry on the primary business of the Company.

         6.17 Board Actions Requiring Approval of ADM. So long as ADM holds at least one-third of the outstanding Class B Units, neither the Board nor the Class A Members may authorize or approve the following actions without the prior written consent of ADM:

                  (a) Make any material change in the principal business of the Company;

                  (b) Authorize or approve a Change in Control or allow a Change of Control to occur, unless in connection with such Change in Control the outstanding Class B Units are entitled to be paid in full on the same terms and conditions as the outstanding Class A Units but are not obligated to accept such offer;

                  (c) Sell, lease, liquidate, exchange, dispose of or otherwise transfer substantially all of the assets of the Company; or

                  (d) Embark upon any Capital Expenditure Project, as defined above in Section 1.2, that would involve the expenditure by the Company of any amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

         ADM shall not unreasonably withhold any consent required of it pursuant to this Section 6.17. For purposes of assessing the reasonableness of the withholding by ADM of consent hereunder, reference shall be made to the viewpoint of a lender or passive investor that occupies the position of sole holder of the Class B Units.

         6.18 Absent Directors. A Director of the Company may give advance written consent or opposition to a proposal to be acted upon at a Board meeting. If the Director is not present at the meeting, consent or opposition to a proposal does not constitute presence at the meeting for purposes of determining existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the Director has consented or objected.

         6.19 Action Without Meeting. Any action required or permitted to be taken at a meeting of the Directors may be taken without a meeting by written action signed by all of the Directors. The written action is effective when signed by all the Directors, unless a different effective time is provided in the written action.

         6.20 Telephonic Meetings. Any regular or special meeting of the Directors may be taken by telephonic or electronic conference or any other means of communication through which the Directors can simultaneously hear each other during the conference, if the same notice is given of the conference to each Director, and if the Directors participating in the conference would be sufficient to constitute a quorum at a meeting. Participation in a telephonic, electronic, or other conference of such means constitutes presence at the meeting in person if all the other requirements are met.

                                   ARTICLE VII

                               DUTIES OF DIRECTORS

         7.1 General Powers. The Board of Directors shall direct the business and affairs of the Company, and shall exercise all of the powers of the Company except such as are by this Agreement conferred upon or reserved to the Members. The Board of Directors shall adopt such policies, rules, regulations, and actions not inconsistent with law or this Agreement as it may deem advisable.

         7.2 Employment of President and Chief Executive Officer. The Board of Directors shall select and employ a President and Chief Executive Officer and fix the compensation of such President and Chief Executive Officer. The Board of Directors may terminate the employment of the President and Chief Executive Officer with or without cause at any time, unless an enforceable written contract between the Company and the President and Chief Executive Officer provides otherwise.

         7.3 Bonds and Insurance. The Board of Directors shall require the President and Chief Executive Officer and all officers, agents, and employees charged by the Company with responsibility for the custody of any of its funds or property to give adequate bonds. Such bonds, unless cash security is given, shall be furnished by a responsible bonding company and approved by the Board of Directors, and the cost thereof shall be paid by the Company. The Company shall provide for the adequate insurance of the property of the Company, or property which may be in the possession of the Company, or stored by it, and not otherwise adequately insured, and in addition adequate insurance covering liability for accidents to all employees and the public.

         7.4 Accounting System and Audit. The Board of Directors shall cause to be installed and maintained an adequate system of accounts and records. At least once in each year the books and accounts of the Company shall be audited by an independent auditing firm, and the report of such audit shall be made at the next Annual Meeting of the Class A Members.

         7.5 Agreements with Members. The Board of Directors and such duly authorized officers shall have the power to carry out all agreements of the Company with its Members in every way advantageous to the Company representing the Members collectively.

         7.6 Depository. The Board of Directors may direct management to approve one or more banks or other financial institutions to act as depositories of the funds of the Company, and to determine the manner of receiving, depositing, and disbursing the funds of the Company, the form of checks, and the person or persons by whom they shall be signed, with the power to change such banks and the person or persons signing such checks and the form thereof at will.

                                  ARTICLE VIII

              BOARD OFFICERS; PRESIDENT AND CHIEF EXECUTIVE OFFICER

         8.1 Election of Board Officers. At each Annual Meeting of the Board of Directors, the Board of Directors shall elect the principal officers of the Board, which principal officers shall be a Chairman, a Vice Chairman, a Secretary and such other Board officers as may be established by the Board. The Chairman, Vice Chairman and Secretary must be Directors of the Company. A board officer may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby. If any vacancy shall occur among the principal officers of the Board, it shall be filled by the Board of Directors at its next regular meeting following the vacancy.

         8.2 Duties of Chairman. The Chairman shall:

                  (a) preside over all meetings of the Members of the Company, the Executive Committee, and the Board of Directors;

                  (b) call special meetings of the Board of Directors;

                  (c) perform all acts and duties usually performed by an executive and presiding officer; and

                  (d) sign all membership certificates and such other papers of the Company as the Chairman may be authorized or directed to sign by the Board of Directors; provided, however, that the Board of Directors may authorize any person to sign any or all checks, contracts, and other documents in writing on behalf of the Company. The Chairman shall perform such other duties as may be prescribed by this Agreement or by the Board of Directors.

         8.3 Duties of Vice Chairman. In the absence or disability of the Chairman, the Vice Chairman shall perform the duties of the Chairman.

         8.4 Duties of Secretary. The Secretary shall attend all meetings of the Company and the Board of Directors, all meetings of the Executive Committee, and all meetings of the Members, and shall record all votes and keep minutes of all proceedings. The Secretary shall keep a complete record of all meetings of the Company and of the Board of Directors. The Secretary shall sign such papers pertaining to the Company as he or she may be authorized or directed to sign by the Board of Directors. The Secretary shall serve all notices required by law and by this Agreement, including notices of meetings, and shall make a full report of all matters and business pertaining to his or her office to the Members at the Annual Meeting. The Secretary shall cause to be kept and maintained complete membership records, shall make all reports required by law, and shall perform such other duties as may be required of him or her by the Company or the Board of Directors. An Assistant Secretary, if any, shall perform the duties of the Secretary during the absence or disability of the Secretary.

         8.5 Duties of President and Chief Executive Officer. The President and Chief Executive Officer shall be employed by the Board of Directors as an officer of the Company and shall perform such duties as the Board of Directors may prescribe, and shall exercise such authority as the Board of Directors may from time to time vest in him or her. Under the direction of the Board of Directors, the President and Chief Executive Officer shall have general charge of the ordinary and usual business operations of the Company, including the purchasing, marketing and handling of all products and supplies handled by the Company.

         The President and Chief Executive Officer shall cause all money belonging to the Company that comes into his or her possession in the name of the Company to be deposited in a bank or other financial institution selected by the Board of Directors, and if authorized to do so by the Board of Directors, shall make all disbursements by check or electronic transfer of funds therefrom for the ordinary and necessary expenses of the business in the manner and form prescribed by the Board of Directors. On the appointment of his or her successor, the President and Chief Executive Officer shall deliver to said successor all money and property belonging to the Company which he or she has in his or her possession or over which he or she has control.

         The President and Chief Executive Officer shall be required to maintain the Company's records and accounts in such a manner that the true and correct condition of the Company's business may be ascertained therefrom at any time. The President and Chief Executive Officer shall render annual and periodic statements in the form and in the manner prescribed by the Board of Directors, and shall carefully preserve all books, documents, correspondence, and records of whatever kind pertaining to the business of the Company that may come into his or her possession.

         The President and Chief Executive Officer shall employ, supervise, and dismiss any or all officers or employees of the Company, except agents or counsel specifically employed by the Board of Directors. The President and Chief Executive Officer may designate employees of the Company as various vice presidents or assistant secretaries of the Company and define their duties and responsibilities as such officers of the Company.

         8.6 Compensation. The salary, compensation, and other benefits of the President and Chief Executive Officer and all Board officers shall be fixed by the Board of Directors; provided, however, that no officer who is a director may take part in the vote on his or her own compensation.

         8.7 Special Powers. The President and Chief Executive Officer or any officer may be vested by the Board of Directors with any power and charged with any duty not contrary to law or inconsistent with this Agreement.

                                   ARTICLE IX

                  REQUIRED RECORDS; ACCOUNTING AND TAX MATTERS

         9.1 Required Records. The Board shall cause to be maintained the required records of the Company in a complete and accurate manner. The Board shall cause to be maintained the required records on a current basis, including, without limitation, the recording of any transfer of all or part of a Member's Membership Interest pursuant to Article X hereof in the required records as soon as the Board receives notice of such transfer. The Board shall conspicuously note in the required records that the Members' Membership Interests are governed by this Agreement and that this Agreement contains a restriction on the assignment of Membership Interests. The required records at all times shall be kept at the principal executive office of the Company or such other place or places within the United States as the Board may determine. Each Member shall have access to and may inspect and (at its expense) copy the required records to the extent allowable and in accordance with the Act, subject to such reasonable standards as may be established by the Company in accordance with the Act as to certain of the required records. The costs of such inspection shall be borne by the inspecting Member.

         9.2 Books of Account. The Board shall cause to be kept complete and accurate accounts of all transactions of the Company in proper books of account and shall enter or cause to be entered therein a full and accurate account of each and every Company transaction in accordance with accounting principles and methods as determined by the Board with the advice of the Company's accountants. The books of account of the Company shall be closed and balanced as of the end of each fiscal year. The books of account and other records of the Company shall at all times be kept at the principal executive office of the Company or such other place or places within the United States as the Board may determine. Each Member shall have access to and may inspect and copy any of such books and records at all reasonable times and in accordance with the Act. The costs of such inspection and copying shall be borne by the inspecting Member.

         9.3 Tax Characterization, Returns, Elections and Information. The Members acknowledge that the Company will be characterized as a partnership for federal income tax purposes. Management shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any federal, state or local tax returns required to be filed by the Company and, except as otherwise provided in any Board resolution, shall have complete discretion and authority concerning any tax election required or permitted to be made by the Company. Notwithstanding the preceding sentence, the Company shall not make an election under Section 754 of the Code unless the Board shall determine by resolution that the tax benefits made available to affected transferee Members as a result of such an election are likely to be of sufficient magnitude to justify the increased cost and administrative burden of accounting for the resulting basis adjustments under Sections 734(b) and 743(b) of the Code.

         Management shall deliver or cause to be delivered to each Member within a reasonable time after the end of each fiscal year or, if applicable, after the extended due date of the Company's tax return, such information concerning the Company as is necessary or appropriate to permit each Member to properly complete any federal, state or local income tax return in which Members must include items attributable to the Company. Management shall endeavor to provide sufficient information from time to time during the year as may be appropriate to permit the Members to pay federal, state and local estimated taxes.

         9.4 Tax Matters Partner; Tax Audit Costs. The Tax Matters Partner shall be the person so designated in accordance with Sections 6221-33 of the Code and related Treasury Regulations and such person shall assume the responsibilities assigned to tax matters partners therein. The Board may designate the Tax Matters Partner in accordance with said sections and regulations or, if no such designation is made, the Tax Matters Partner shall be the Chairman of the Board or, if such Chairman is not a Member, the Director who is a Member and who, among the other Directors who are members, individually owns the largest number of Units.

         If on advice of counsel the Tax Matters Partner determines that it is in the best interest of the Members that the final results of any administrative proceeding be appealed by the institution of legal proceedings, the Tax Matters Partner is hereby authorized to commence such legal proceedings in such forum as the Tax Matters Partner, on advice of counsel, determines to be appropriate. In the event the Tax Matters Partner selects a forum for appeal in which the Unit Holders are required to deposit a proportionate share of any disputed tax before making such appeal, the Tax Matters Partner must obtain the approval of the Board and the consent of Members owning a majority of the Voting Interests. If such approval and consent is obtained, each of the Unit Holders will be required to deposit and pay such Unit Holder's proportionate share of such disputed tax before participating in such appeal. The Unit Holders acknowledge that such deposit under current law does not earn interest and that the failure to so deposit may preclude a Unit Holder from pursuing any other sort of appeal by court action.

         The Tax Matters Partner shall not be liable to any other Unit Holder for any action taken with respect to any such administrative proceedings or appeal so long as the Tax Matters Partner is not grossly negligent or guilty of willful misconduct. Any costs paid or incurred by the Tax Matters Partner in connection with its activities in such capacity shall be reimbursed by the Company.

         Each Unit Holder acknowledges that any cost a Unit Holder may incur in connection with an audit of such Unit Holder's income tax return, including an audit of such Unit Holder's investment in this Company, is such Unit Holder's sole responsibility and obligation. The Company, the Board, the officers and the Tax Matters Partner shall not be liable to any Unit Holder for reimbursement or sharing of any such costs.

                                    ARTICLE X

                          TRANSFER OF MEMBER INTERESTS

         10.1 Restrictions on Transfer.

                  (a) No Person shall Transfer any Unit if, in the determination of the Board, such Transfer would cause the Company to be treated as a "publicly traded partnership" within the meaning of Section 7704(b) of the Code.

                  (b) No Person shall Transfer any Unit except with the prior consent of the Board of Directors.

                  (c) Any Transfer of a Unit that would result in a violation of the restrictions in Section 10.1(a) or (b) shall be null and void, and the intended transferee shall acquire no rights in such Unit.

         10.2 Conditions Precedent to Transfers. The Board of Directors may not recognize any Transfer of Units unless and until the Company has received:

                  (a) an opinion of counsel (whose fees and expenses shall be borne by the transferor) satisfactory in form and substance to the Board that such Transfer may be lawfully made without registration or qualification under applicable state and federal securities laws, or such Transfer is properly registered or qualified under applicable state and federal securities laws;

                  (b) such documents and instruments of conveyance executed by the transferor and transferee as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer, except that in the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation of legal evidence of such Transfer, in form and substance satisfactory to the Company;

                  (c) the transferor's Certificate of Membership Interest;

                  (d) the transferee's taxpayer identification number and sufficient information to determine the transferee's initial tax basis in the interest transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns;

                  (e) evidence satisfactory in form and substance to the Board that the transferee meets the minimum and maximum Unit ownership requirements and any other applicable eligibility requirements set forth in Section 3.2 of this Agreement;

                  (f) in the case of a Transfer of Class A Units subject to a 1996 Loss Payable (other than a gift Transfer to a Member's relatives, made without consideration), full payment in cash to offset such Member's 1996 Loss Payable; and

                  (g) in the case of a Transfer of Class B Units, a written agreement executed by the transferee to the effect that transferee is not entitled to the benefits of the Stockholder Agreement between the Cooperative and Archer Daniels Midland Corporation dated August 27, 1997;

                  provided, however, the Board may waive any or all of the conditions stated above. In addition, the Board may (i) institute or suspend a procedure applicable to Class A Units similar to the procedure adopted pursuant to the Bylaws of the Cooperative as in effect just prior to closing of the transactions described in the Transaction Agreement, except that utilization of any such procedure must be discretionary at the option of the Class A Unit Holder, and (ii) adopt such other conditions on the Transfer of Units as it deems appropriate, provided that such additional restrictions are reasonably required to satisfy the requirements of applicable tax or securities laws.

         10.3 Substitution of Member. A transferee of Units shall be admitted as a substitute Member only if (i) the provisions of this Article have been met,
(ii) the transferee executes an instrument satisfactory to the Company accepting and adopting the terms and provisions of this Agreement and (iii) the transferor pays all reasonable expenses incurred by the Company in connection with the Transfer and, if applicable, the transferee's admission as a new Member. The admission of a transferee as a substitute Member shall not result in the release of the Member who transferred the Unit from any liability that such Member may have to the Company.

         10.4 Effective Date of Transfer. Any Transfer of a Unit shall be deemed effective as of the day of the month and year (i) which the Transfer occurs (as reflected by the form of Assignment) and (ii) the transferee's name and address and the nature and extent of the Transfer are reflected in the records of the Company. The name, address, Capital Contributions, class and number of Units held by each Member shall be set forth on the Membership Register, which shall be modified from time to time as Transfers occur or as additional Units are issued pursuant to the provisions of this Agreement. The appropriate Company records shall be conspicuously noted to prevent the Transfer of Units otherwise than in accordance with this Article X. Notwithstanding the foregoing, the effective date of a Transfer for purposes of allocation of Profits and Losses and for distributions shall be determined pursuant to Section 10.5. Any transferee of a Unit shall take subject to the restrictions on transfer imposed by this Agreement.

         10.5 Distributions and Allocations in Respect to Transferred Interest. If any Unit is transferred during any accounting period in compliance with the provisions of this Article X, then Profits and Losses, each item thereof, and all other items attributable to such Units for such accounting period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such accounting period in accordance with Code Section 706(d). Solely for purposes of making such allocations and distributions, the Company shall use the interim closing of the books method and the convention that recognizes such Transfer as of the beginning of the calendar month following the calendar month in which the notice, documentation and information requirements of this Article X have been substantially complied with. All distributions on or before the end of the calendar month in which such requirements have been substantially complied with shall be made to the transferor and all distributions thereafter shall be made to the transferee. The Board shall have the power and authority to adopt another reasonable method and/or convention with respect to such allocations and distributions; provided, that reasonable notice of any change is given to the Members in advance of the change. Neither the Company, the Board, any Director nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.5, whether or not the Board or any Director or the Company or any Member has knowledge of any Transfer of ownership of any interest in the Company.

                                   ARTICLE XI

                           DISSOLUTION AND WINDING UP

         11.1 Liquidating Events. The Company shall be dissolved and commence winding up and liquidating upon the affirmative vote of at least sixty-six and two-thirds percent (66.67%) of the Class A Members voting at a duly called meeting.

         As further provided in Article III herein, the dissociation and termination of the continued membership of a Member shall not cause the dissolution of the Company and shall not require the Company's business to be wound-up, so long as the Company has the minimum number of Members required under applicable state law within ninety (90) days following the Event of Dissociation.

         11.2 Winding Up.

                  (a) Notice of Dissolution. As soon as possible following the occurrence of a Liquidating Event, the appropriate representative of the Company shall execute a notice of dissolution in such form as shall be prescribed by the Colorado Secretary of State, setting forth the information required under the Act, and shall file same with the Colorado Secretary of State's office.

                  (b) Winding Up of Business. Upon filing a notice of dissolution with the Colorado Secretary of State, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of termination has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

         11.3 Distributions Upon Dissolution. Upon dissolution, the business of the Company shall be wound up, the Directors shall take full account of the Company assets and liabilities, and all assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. If any assets are not sold, gain or loss shall be allocated to the Unit Holders in accordance with
Article V as if such assets had been sold at their fair market value at the time of the liquidation. If any assets are distributed to a Unit Holder, rather than sold, the distribution shall be treated as a distribution equal to the fair market value of the assets at the time of the liquidation. The assets of the Company shall be applied and distributed in the following order of priority:

                  (a) First, to the payment of all debts and liabilities of the Company, including all fees due the Directors, and including any loans or advances that may have been made by the Members to the Company, in the order of priority as provided by law;

                  (b) Second, to the establishment of any reserves deemed necessary by the Directors or the Person winding up the affairs of the Company for any contingent liabilities or obligations of the Company; and

                  (c) Third, to the Unit Holders, ratably in proportion to the credit balances in their respective Capital Accounts after and including all allocations to the Unit Holders and holders of Special Financial Interests under
Article V herein, including the allocation of any income, gain or loss from the sale, exchange or other disposition (including a deemed sale pursuant to this Section 11.3) of the Company's assets, in an amount equal to value of their units as established by the Board of Directors;

                  (d) Fourth, to the holders of Special Financial Interests in proportion to their stated amounts in amounts equal to the stated amount of such interests less any previous distributions made with respect to such Interests; and

                  (e) Fifth, the balance, if any, to the Unit Holders, ratably in proportion to the credit balances in their respective Capital Accounts, in an amount equal to the aggregate credit balances in the Capital Accounts after and including all allocations to the Unit Holders and holders of Special Financial Interests under Article V herein, including the allocation of any income, gain or loss from the sale, exchange or other disposition (including a deemed sale pursuant to this Section 11.3) of the Company's assets.

         11.4 Compliance With Regulations; Deficit Capital Accounts. In the event the Company is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XI to the Unit Holders who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Unit Holder has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all allocation periods, including the allocation period during which such liquidation occurs), such Unit Holder shall have no obligation to make any contribution to the capital of the

Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Company, a pro rata portion of the distributions that would otherwise be made to the Unit Holders pursuant to this Article XI may be:

                  (a) Distributed to a trust established for the benefit of the Unit Holders for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Unit Holders from time to time, in the reasonable discretion of the trustee, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Unit Holders pursuant to Section
11.3 hereof; or

                  (b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Unit Holders as soon as practicable.

         11.5 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article XI, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company's debts and other liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have distributed the property in-kind to the Unit Holders, who shall be deemed to have taken subject to all debts of the Company and other liabilities all in accordance with their respective Capital Accounts. Immediately thereafter, the Unit Holders shall be deemed to have recontributed the property in-kind to the Company, which shall be deemed to have taken subject to all such liabilities.

         11.6 Allocations During Period of Liquidation. During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Unit Holders pursuant to Section 11.3 hereof (the "Liquidation Period"), the Unit Holders shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Article V hereof.

         11.7 Character of Liquidating Distributions. All payments made in liquidation of the interest of a Unit Holder shall be made in exchange for the interest of such Unit Holder in property pursuant to Section 736(b)(1) of the Code, including the interest of such Unit Holder in Company goodwill.

                                   ARTICLE XII

                           MEMBERS BOUND BY AGREEMENT

         By their purchase or acceptance of Units, the Initial Members and any Person who is admitted as an additional Member or a substitute Member shall be subject to and bound by all the provisions of this Agreement, whether or not such Member executes this Agreement or any other document referring to this Agreement. However, such Person shall execute and acknowledge any documents and instruments, in form and substance satisfactory to the Board, as the Board shall deem necessary or advisable to effect such admission and to confirm the agreement of the Person being admitted to be bound by all the terms and provisions of this Agreement. Upon demand by the Board, such Person shall pay all reasonable expenses in connection with such admission as a Member, including, without limitation, legal fees and costs of preparation of any amendment to or restatement of this Agreement, if necessary or desirable in connection therewith.

                                  ARTICLE XIII

                   INDEMNIFICATION OF DIRECTORS AND EMPLOYEES

         13.1 Indemnity of Directors, Employees and Other Agents.

                  (a) To the fullest extent permitted by law, the Company shall indemnify each Director from and make advances for expenses incurred by the Director in connection with any claim made against the Director arising from an action or omission made in good faith or which he or she reasonably believed to be in the best interests of the Company, or any other such claim to the maximum extent permitted under the Act, except to the extent the claim for which indemnification is sought results from an act or omission of the Director constituting fraud or willful misconduct.

                  (b) Except as may otherwise be provided in an agreement with an agent or employee, the Company shall indemnify its employees and other agents who are not Directors to the fullest extent permitted by law.

                  (c) Expenses (including legal fees and expenses) incurred by a Director in defending any claim, demand, action, suit or proceeding subject to subsection (a) above shall be paid by the Company in advance of the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking (which need not be secured) by or on behalf of the Director to repay such amount if it shall ultimately be finally determined by a court of competent jurisdiction and not subject to appeal, that the Director is not entitled to be indemnified by the Company as authorized hereunder.

                                   ARTICLE XIV

                                  MISCELLANEOUS

         14.1 Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes any prior agreement or understanding among them with respect to the subject matter hereof.

         14.2 Amendment. This Agreement may not be modified, amended, or supplemented, without (a) the affirmative vote or prior consent of sixty-six and two-thirds percent (66.67%) of the Class A Members voting in person, by proxy, or by mail ballot at a duly called Members meeting (except that the Board may amend Section 6.17 without the consent or approval of any Class A Members), and
(b) in the case of any modification, amendment or supplement which otherwise modifies or amends the definition of "Producer" contained in Section 1.2 hereof,
Section 6.17 hereof, the last sentence of Section 4.3(b) hereof, or this Section 14.2(b), create a New Class of Membership or Units, or which otherwise modifies the rights and benefits afforded to the holders of Class B Units, the prior written consent of the holders of sixty-six and two-thirds percent (66.67%) of the Class B Units.

         14.3 Conflict with Articles. In the event of any conflict between the Articles of Organization and this Agreement, the provisions of this Agreement shall govern to the extent not contrary to law.

         14.4 Certificates of Membership Interest. Units shall be evidenced by certificates of membership interest. At the effective time of the merger of MCP Colorado into the Company pursuant to the Transaction Agreement, the Company adopts the certificates of the Cooperative as the Certificates of Membership Interest of the Company. Upon any Transfer of Units in accordance with Article X, the Board of Directors will issue a new form of certificate under the Company's own name (a "LLC Certificate") representing the Units so transferred; provided, however, that the issuance of LLC Certificates shall not invalidate or otherwise affect the validity of certificates of the Cooperative representing outstanding Units owned by the Initial Members. Each LLC Certificate shall bear a legend referring to the restrictions set forth in Article X.

         14.5 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable. This Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement. The remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. In lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

         14.6 Remedies. The parties agree that in the event of a breach of this Agreement, the non-breaching party or parties shall be entitled to the remedies of specific performance and injunctive relief, except to the extent prohibited by the Act. Such remedies shall be in addition to any other remedies available at law or in equity with the pursuit of any one or more remedies not being a bar to the pursuit of other remedies which may be available. The parties further agree that the breaching party or parties shall pay all reasonable costs, expenses, and attorneys' fees incurred by the non-breaching party or parties in pursuing their remedies for a breach of this Agreement.

         14.7 Consent and Waiver. No consent under and no waiver of any provision of this Agreement on any one occasion shall constitute a consent under or waiver of any other provision on said occasion or on any other occasion, nor shall it constitute a consent under or waiver of the consented to or waived provision on any other occasion. No consent or waiver shall be enforceable unless it is in writing and signed by the party against whom such consent or waiver is sought to be enforced.

         14.8 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the Company, the Members and the Unit Holders, and their respective successors and assigns. No other Person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise; provided, however, that the Company shall have standing to bring an action to recover damages provided for by the Act or to seek remedies otherwise provided by law in the event of a breach or threatened breach of this Agreement.

         14.9 Notices. All notices, offers, demands, or other communications required or permitted under this Agreement shall be in writing, signed by the Person giving the same. Notice shall be treated as given when personally received or (except in the event of a mail strike) when sent by United States Mail to a Member or Unit Holder at the address as shown from time to time on the records of the Company. Any Member or Unit Holder may specify a different address by written notice to the Company.

         14.10 Binding Effect. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the Company, the Members and Unit Holders, parties and their legal representatives, heirs, administrators, executors, successors and assigns. Members and Unit Holders shall be bound by and shall be entitled to the benefits of this Agreement by their purchase or acceptance of Units whether or not they sign this Agreement or any document referring to this Agreement.

         14.11 Necessary Instruments and Acts. The parties covenant and agree that they shall execute any further instruments and shall perform any acts which are or may become necessary to effectuate and to carry out the terms and conditions of this Agreement.

         14.12 Number and Gender. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

         14.13 Interpretation. All references herein to Articles, Sections and subsections refer to Articles, Sections and subsections of this Agreement. All Article, Section and subsection headings are for reference purposes only and shall not affect the interpretation of this Agreement.

         14.14 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all parties. Each party shall become bound by this Agreement immediately upon signing any counterpart, independently of the signature of any other party.

         14.15 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Colorado, without regard to its conflicts or choice-of-law rules.



                                  * * * * * * *

         IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Company and the Cooperative as of the date set forth in the first paragraph.


                                       MINNESOTA CORN PROCESSORS, INC.


                                       By
                                          --------------------------------------
                                          Its
                                              ----------------------------------


                                       MINNESOTA CORN PROCESSORS, LLC


                                       By
                                          --------------------------------------
                                          Its
                                              ----------------------------------

                                   SCHEDULE A

                                   COMPETITORS


Cargill, Incorporated
Corn Products Company (Corn Products International, Inc.)
A.E. Staley Manufacturing Company (Tate & Lyle, PLC)
Cerestar USA, Inc.
National Starch and Chemical Company
Penford Products Company (Penford Corporation)
Roquette America, Inc.


                                       1